Exhibit 14.1

VIASPACE Inc.

Code of Ethics for
Senior Executive Officers and Senior Financial Officers

VIASPACE Inc., (the “Company”) hereby adopts the following Code of Ethics (the “Code”) for the Company’s Executive Officers and, including the Company’s Chief Financial Officer and Controller or Principal Accounting Officer and persons performing similar functions, to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in the Code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	Compliance with applicable governmental laws, rules and regulations;

•	Prompt internal reporting of Code violations to an appropriate person or persons identified in the code; and

•	Accountability for adherence to the Code.

Each of the Company’s executive officer and financial officers will:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships;

•	Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable through full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company with the Securities and Exchange Commission;

•	Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies;

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

•	Respect the confidentiality of information acquired in the course of work except when authorized or otherwise legally obligated to disclose. Confidential knowledge acquired in the course of business may not be used for personal advantage;

•	Share knowledge and maintain skills important and relevant to constituents’ needs;

•	Proactively promote ethical behavior as a responsible partner among peers in the work environment;

•	Achieve responsible use of and control over all assets and resources

The Chairman of the Audit Committee is designated as the person to whom issues should be reported should they occur.